K&L | GATES
                                                                                                         K&L GATES LLP
1601 K Street NW
Washington DC 20006-1600
T 202.778.9000   www.klgates.com

April 27, 2012

USAA Mutual Funds Trust 9800 Fredericksburg Road San Antonio, Texas 78288

Ladies and Gentlemen:

We have acted as counsel to USAA Mutual Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 74 to the Trust’s Registration Statement on Form N-1A (File Nos. 33-65572; 811-07852) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest in the series of the Trust listed in Schedule A attached to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust’s Master Trust Agreement, as amended and restated, and bylaws and the action of the trustees of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we also have relied on a certificate of an officer of the Trust.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:  (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “Counsel” in the statement of additional information that is being filed as part of the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations of the Commission thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP

Attachment:                      Schedule A

SCHEDULE A

USAA Mutual Funds Trust

Extended Market Index Fund
Global Opportunities Fund
Nasdaq-100 Index Fund
Real Return Fund (Real Return Fund Shares and Institutional Shares)
S&P 500 Index Fund (Member Shares and Reward Shares)
Target Retirement Income Fund
Target Retirement 2020 Fund
Target Retirement 2030 Fund
Target Retirement 2040 Fund
Target Retirement 2050 Fund
Total Return Strategy Fund
Ultra Short-Term Bond Fund